Exhibit 10.1

EXECUTION VERSION

23 May 2012

ENDEAVOUR ENERGY UK LIMITED
(the “Obligor”)

YELLOW ROCK S.À R.L.
(the “Payee”)

ENDEAVOUR INTERNATIONAL CORPORATION
(the “Guarantor”)

____________________________________________________________

REIMBURSEMENT AGREEMENT
____________________________________________________________

THIS REIMBURSEMENT AGREEMENT (this “Agreement”) is dated        2012 and made

BETWEEN:

(1)	ENDEAVOUR ENERGY UK LIMITED, a company registered in England and Wales (with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker Street, London EC2Y 9UE (the “Obligor”);

(2)	YELLOW ROCK S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 40 avenue Monterey, L-2163 Luxembourg, having a share capital of US$15,906 and registered with the Luxembourg trade and companies register under number B.163.763 (the “Payee”); and

(3)	ENDEAVOUR INTERNATIONAL CORPORATION, a corporation incorporated in the state of Nevada whose registered office is at 811 Main, Suite 2100, Houston, TX 77002, USA (the “Guarantor”).

BACKGROUND

(A)	At the request of the Guarantor, the Payee shall, on the date hereof: (i) enter into an agreement with Nordea Bank Norge ASA (the “LC Bank”) pursuant to which the Payee (in its capacity as the “LC Party”) will, on behalf of the Obligor (a wholly owned subsidiary of the Guarantor), instruct the LC Bank to issue Letters of Credit (as defined below) for the benefit of Hess Limited; and (ii) will place in an account secured in favour of the LC Bank £20,600,000 as Cash Collateral (as defined below) in order to secure amounts which may become payable under the Letters of Credit. The Letters of Credit are to be issued to support the decommissioning liabilities of the Obligor and shall be fully released on or prior to the LC Release Date (as defined below).

(B)	In consideration of the Payee instructing the LC Bank to issue the Letters of Credit, the Obligor and the Guarantor agree to reimburse the Payee for certain payments made in connection with the LC Issuance Documents. If a Letter of Credit is drawn, the Obligor shall provide cash cover to reimburse the Payee in an amount equal to the U.S. Dollar equivalent for such amount of the Cash Collateral as is applied by the LC Bank upon such drawing.

(C)	The Obligor and the Payee wish to enter into this Agreement to document, amongst other things, the terms governing such reimbursement arrangement. The Guarantor is entering into this Agreement in its capacity as guarantor in respect of the obligations of the Obligor towards the Payee under this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Arrangement Fee” has the meaning given to such term in Clause 6.5 (Fees and costs & expenses).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England; Houston, Texas (USA); and Luxembourg. If any time period or payment is to be made on a day which is not a Business Day, that period will instead end on, or such payment shall be made on, the next Business Day.

“Bankruptcy Law” means any bankruptcy, liquidation, insolvency or similar law or regulation in any jurisdiction, including, without limitation, U.S. Bankruptcy Law.

“Cash Collateral” means the amounts credited by the Payee to an account for the benefit of the LC Bank pursuant to the Cash Collateral Pledge to secure repayment of amounts paid by the LC Bank under the Letters of Credit which, as of the date of this Agreement, are in the aggregate amount of £20,600,000.

“Cash Collateral Pledge” means the pledge of deposit and pledge/mortgage declaration each dated on or about the date of this Agreement between the Payee and the LC Bank with respect to the Cash Collateral.

“Commitment Fee” has the meaning given to such term in Clause 6.2 (Fees and costs & expenses)

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under Bankruptcy Law.

“Early Termination Event” has the meaning given to such term in Clause 12 (Early Termination Events).

“Estimated Administration Costs” means the administrative costs and expenses for the maintenance of the Payee’s corporate existence and expenses expected to be incurred by the Payee in connection with the LC Issuance Documents (other than the LC Fee), together with its projected liability for any Luxembourg taxes, as reasonably estimated by the Payee at the relevant time.

“Group” means the Guarantor and its subsidiaries.

“LC Amount” means, for the purposes of this Agreement, US$32,648,940, which is the U.S. Dollar equivalent of £20,600,000 on the LC Issuance Date using the Spot FX Rate.

“LC Bank” has the meaning given to such term in the recitals.

“LC Fee” means the fees, costs and expenses reimburseable by the Obligor pursuant to Clause 6.3 (Fees & costs and expenses).

“LC Issuance Agreement” means the agreement dated on or about the date hereof between the LC Bank and the Payee in respect of the issuance of the Letters of Credit.

“LC Issuance Date” means the date on which the Guarantor requests the issue of the Letters of Credit by notice to the Payee.

“LC Party” has the meaning given to such term in the recitals.

“LC Issuance Document” means each of the LC Issuance Agreement, the Cash Collateral Pledge, the Security Assignment, the Subscription Agreement, the Notes and the Letters of Credit.

“LC Release Date” means 22 May 2013, being the date which is 364 days following the date of this Agreement.

“Letter of Credit” means each letter of credit issued by the LC Bank pursuant to the LC Issuance Agreement and this Agreement, substantially in the forms set out in Schedule 2 (Form of each Letter of Credit).

“Liability Expiry Date” means the date upon which the LC Bank is under no actual or contingent liabilities in repsect of any Letter of Credit.

“Material Adverse Effect” means a material adverse effect on the ability of the Obligor or Guarantor to discharge its obligations under this Agreement, including the reimbursement obligations herein.

“Material Subsidiary” means any direct or indirect subsidiary, including its subsidiaries, of the Guarantor that meets any of the following conditions:

(a)	the Guarantor’s and its other subsidiaries’ investments in and advances to such subsidiary exceed ten (10) per cent. of the total assets of the Guarantor and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

(b)	the Guarantor’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds ten (10) per cent. of the total assets of the Guarantor and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c)	the Guarantor’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds ten (10) per cent. of such income of the Guarantor and its subsidiaries consolidated for the most recently completed fiscal year.

For the avoidance of doubt, the Obligor shall be deemed to be a “Material Subsidiary” of the Guarantor for the purpose of this Agreement.

“Notes” means the secured notes issued by the Payee, the proceeds of which issue shall fund payment to the LC Bank for the Cash Collateral.

“Noteholders” means the holders of the Notes.

“Project Finance Indebtedness” means any indebtedness (other than such indebtedness incurred by the Guarantor) incurred to finance the ownership, acquisition, construction, development and/or operation of an asset or portfolio of assets in respect of which the person or persons to whom such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) have no recourse whatsoever to any member of the Group for the repayment of or a payment of any sum relating to such indebtedness other than:

(a)	recourse to such borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such assets; and/or

(b)	recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such assets or the income, cash flow or other proceeds deriving therefrom to secure such indebtedness or any encumbrance given by any holding company of the borrower over any equity in the borrower (except where, in relation to the grant of any encumbrance over the equity in the borrower, the borrower is a Material Subsidiary or is a subsidiary of the Guarantor (other than a subsidiary which is a single purpose company whose principal assets and business are constituted by the ownership, acquisition, financing, development and/or operation of an asset or a portfolio of assets and the indebtedness (in respect of which such encumbrance has been granted) has been incurred in connection with the financing of the ownership, acquisition, development and/or operation of such asset or portfolio of assets)) or any recourse referred to in (c) below, provided that: (i) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement; and (ii) such person or persons is or are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such encumbrance); and/or

(c)	recourse to such borrower generally or directly or indirectly to a member of the Group (other than the Guarantor or a Material Subsidiary) under, in each case, any form of completion guarantee, assurance or undertaking, which recourse is limited to claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and/or

(d)	recourse to another member of the Group (including the Guarantor) in respect of any contractual commitment to provide equity or subordinated debt or in respect of letters of credit or guarantees relating to any such equity commitment or subordinated debt and in each case were entered into as an initial and integral part of such indebtedness.

“Quarterly Date” means each of 23 August 2012, 23 November 2012, 25 February 2013 and the LC Release Date. If, however, any such day is not a Business Day, the relevant Quarterly Date will instead be the next Business Day, except that the Quarterly Date falling on the LC Release Date shall be the preceding Business Day.

“Reimbursement Fees” means the Fee, the LC Fee, the Commitment Fee, the Arrangement Fee and any accrued interest thereon.

“Relevant Debt” means any present or future indebtedness of the Guarantor in the form of bonds, notes, debentures, loan stock or other securities which have an original maturity of more than one year from its date of issue and which are for the time being, quoted, listed or ordinarily dealt in or on any stock exchange over the counter or other securities market but excluding Project Finance Indebtedness.

“Security Assignment” means the security assignment agreement dated on or about the date of this Agreement, between the Payee and the Smedvig Episodic Opportunities Fund, as a sub-fund of Smedvig QIF plc.

“Spot FX Rate” means 1.5849 U.S. Dollars to 1 GBP.

“Sterling” means the lawful currency of the United Kingdom.

“Subscription Agreement” means the subscription agreement dated on or about the date hereof between the Payee and the Noteholders.

1.2
“U.S. Bankruptcy Law” means Title 11, United States Bankruptcy Code.
“U.S. Dollars” means the lawful currency of the United States of America.
“VAT” means value added tax and any other tax of a similar nature.
 Unless a contrary indication appears herein, any reference in this Agreement to:

(a)	the “Obligor”, the “Payee” or the “Guarantor” shall each be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	the singular includes the plural and vice versa;

(c)	the word “including” is without limitation;

(d)	“assets” includes present and future properties, revenues and rights of every description;

(e)	“indebtedness” includes any obligation for the payment or repayment of money, whether present or future, actual or contingent;

(f)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the LC Bank in respect of that Letter of Credit at that time;

(g)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(h)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	the Obligor providing “cash cover” means the Obligor paying an amount and in the currency specified by the Payee to be held by the Payee as segregated funds for application as set-off to the obligations of the Obligor herein.

1.3	Clause and Schedule headings are for ease of reference only. Any reference to a Clause or Schedule shall be to a clause or schedule of this Agreement unless expressly stated.

2.	LC ISSUANCE DOCUMENTS

2.1	The Guarantor, on behalf of the Obligor, hereby requests the Payee, and the Payee hereby agrees, to: (i) enter into the LC Issuance Documents to which it is a party; and (ii) to, in its capacity as the LC Party, instruct the LC Bank to issue the Letters of Credit on the LC Issuance Date, subject to Clause 2.2.

2.2	The Payee shall, in its capacity as LC Party, not be obliged to instruct the LC Bank to issue the Letters of Credit pursuant to Clause 2.1, unless the Payee has received all of the documents listed in Schedule 1 (Conditions Precedent). The Payee shall notify the Guarantor promptly upon the receipt of all of the documents listed in Schedule 1 (Conditions Precedent).

2.3	The Payee shall not enter into, or agree to enter into, any amendment, modification or waiver in respect of any LC Issuance Document without the prior written consent of the Guarantor.

3.	REIMBURSEMENTS BY THE OBLIGOR

3.1	If the Payee receives a notice of demand for payment under a Letter of Credit from the LC Bank pursuant to the terms of the LC Issuance Agreement, the Payee shall immediately notify the Obligor of the amount demanded and the date on which it is payable. Such amount shall be determined in U.S. Dollars at the Spot FX Rate. The Obligor shall within five (5) Business Days of demand from the Payee pay to the Payee an amount equal to the amount of such demand to be held by the Payee as cash cover but without double-counting in respect of cash cover provided by the Obligor (and not otherwise required under this Clause 3.1) pursuant to Clause 5.1 (Cash Collateral from Obligor) or Clause 12 (Early Termination Events).

3.2	The Obligor, in respect of each Letter of Credit issued or deemed issued under the LC Issuance Agreement, unconditionally and irrevocably:

(a)	agrees that the Payee shall authorise and direct the LC Bank: (i) to pay any demand which appears on its face to be in order and made pursuant to and in accordance with any such Letter of Credit on first request or demand being made; and (ii) to pay all amounts which the LC Bank is requested or demanded to pay pursuant to and in accordance with any such Letter of Credit without requiring proof of the agreement of the Obligor that the amounts so demanded or paid are or were due;

(b)	agrees that the Payee shall authorise and direct the LC Bank to exercise the rights and powers conferred on it by any such Letter of Credit and confirms that the LC Bank shall be entitled to pay any demand which appears on its face to be in order and agrees that in respect of any such Letter of Credit that the LC Bank shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Obligor and any other person. This Clause shall apply in respect of amounts so paid without regard to any other condition, the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing, or issuing such request, demand or certificate. The Obligor agrees that the LC Bank and the Payee shall not be obliged to enquire as to any such matters and may assume that any such request, demand, certificate or statement is correct and properly made; and

(c)	agrees that its obligations under this Agreement shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Obligor from its obligations under this Agreement, in whole or in part, including without limitation and whether or not known to the Obligor:

(i)	any time or waiver granted to or composition with the Payee, the LC Bank, the beneficiary of any such Letter of Credit or any other person;

(ii)	the release of the Obligor or any other person under the terms of any composition or arrangement with any creditor;

(iii)	any taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Payee or any other person or arising under any such Letter of Credit;

(iv)	any variation or extension of or increase in liabilities under any such Letter of Credit made with the prior written consent of the Obligor, so that references in this Agreement to the same shall include each such variation, extension and variation;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person; or

(vi)	any insolvency or similar proceedings.

3.3	The Obligor shall not, by virtue of any payment made by it under this Clause 3 or otherwise, be subrogated to any rights, security or monies held or received by the Payee or be entitled at any time to exercise, claim or have the benefit or any right of contribution or subrogation or similar right against the Payee. All rights of contribution or similar rights against the Payee in relation to this Agreement are hereby waived by the Obligor.

3.4	The obligations of the Obligor under this Clause 3 shall be continuing, shall extend to the ultimate balance of the obligations and liabilities of the Obligor under this Clause 3 and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities.

4.	RELEASE OF LETTERS OF CREDIT

4.1	The Obligor shall procure the release of all Letters of Credit on or prior to the LC Release Date, upon which date the LC Bank shall release the Cash Collateral to the Payee pursuant to the terms of the LC Issuance Documents.

4.2	If the Obligor fails to procure the release of the Letters of Credit on the LC Release Date, it shall on the LC Release Date pay to the Payee in immediately available funds an amount equal to the LC Amount less any amount paid by the Obligor pursuant to Clause 3.1 and the Obligor authorises the Payee to apply all amounts paid pursuant to Clause 3.1 and this Clause 4.2 in discharge of the Payee’s obligations under the LC Issuance Documents.

4.3	If an Event of Default (as defined in the Notes) or a Withholding Tax Event (as defined in the Notes) occurs and is continuing, the Obligor shall procure the release of all Letters of Credit within ten (10) Business Days of receiving notice of such Event of Default or Withholding Tax Event, as applicable. If the Obligor fails to procure the release of the Letters of Credit in accordance with this Clause 4.3, it shall within three (3) Business Days thereafter pay to the Payee in immediately available funds an amount equal to the LC Amount less any amount paid by the Obligor pursuant to Clause 3.1 and the Obligor authorises the Payee to apply all amounts paid pursuant to Clause 3.1 and this Clause 4.3 in discharge of the Payee’s obligations under the LC Issuance Documents.

5.	CASH COLLATERAL FROM OBLIGOR

5.1	The Obligor may, at its discretion, provide cash cover to the Payee at any time to cover its obligations under this Agreement. The Payee may use such funds to satisfy, to the extent possible, any obligations of the Obligor or the Guarantor (as applicable) under this Agreement.

5.2	The Payee shall withdraw monies in respect of cash cover provided by the Obligor under this Agreement in order to satisfy any obligations of the Obligor or the Guarantor (as applicable) under this Agreement.

5.3	To the extent the amount of cash cover exceeds the Obligor’s obligations (or Guarantor’s obligations, as applicable) under this Agreement, following the LC Release Date, the Payee shall return any excess amounts of cash cover as follows: to the extent that the amount of cash cover provided by the Obligor hereunder (including any accrued interest thereon) exceeds the sum of: (a) the LC Amount less the amount in respect of the Cash Collateral repaid by the LC Bank pursuant to Part A of the LC Issuance Agreement; and (b) any due but unpaid amounts under the Fee, the Commitment Fee, the Arrangement Fee and the Estimated Administration Costs (any such excess amount the “Excess”). The Payee shall effect such payment within seven (7) Business Days after the LC Release Date.

6.	FEES AND COSTS & EXPENSES

6.1	The Obligor shall pay the Payee a fee (the “Fee”) in U.S. Dollars at a rate of eleven and a half (11.5) per cent. per annum (to be calculated on a daily basis) from the date of this Agreement until the LC Release Date on the aggregate balance of: (a) the LC Amount; and (b) the accrued amount of the Fee which is capitalised in accordance with this Clause 6.1. The amount of the Fee accrued on each Quarterly Date shall be capitalised on that Quarterly Date and added to the amount due to be reimbursed under this Agreement. The Fee shall be payable in full to the Payee on the LC Release Date.

6.2	The Fee payable by the Obligor on the LC Release Date shall be increased by an amount equal to any shortfall from the LC Amount in the amount received by the Payee from the LC Bank pursuant to Part A of the LC Issuance Agreement or, as the case may be, decreased by an amount equal to any excess over the LC Amount in the amount received by the Payee from the LC Bank pursuant to Part A of the LC Issuance Agreement, provided that in respect of any such shortfall, such amount has not been reimbursed by the Obligor pursuant to Clause 3.1 (Reimbursements by the Obligor). If the amount received by the Payee from the LC Bank pursuant to Part A of the LC Issuance Agreement exceeds the Fee, such excess shall be paid by the Payee to the Guarantor by way of a participation fee for the provision of its guarantee hereunder.

6.3	Following the receipt of a request by the Payee to pay any fees with respect to the Letters of Credit (such fees being the equivalent sum due from the Payee to the LC Bank pursuant to the LC Issuance Agreement) (the “LC Fee”), the Obligor shall, within two (2) Business Days of such request, pay such fees in Sterling to the Payee to the account specified by the Payee in such request.

6.4	In respect of the issuance of the Letters of Credit, the Obligor shall also pay the Payee a commitment fee in U.S. Dollars (a “Commitment Fee”) in an amount equal to one (1) per cent. of the LC Amount, such payment to be deferred until the LC Release Date. From the date of issuance of each Letter of Credit to, but excluding, the LC Release Date, interest at a rate of eleven and a half (11.5) per cent. shall accrue on the aggregate Commitment Fee and such accrued interest shall be capitalised on each Quarterly Date. The Obligor shall pay the Payee the Commitment Fee and all accrued interest calculated in accordance with this Clause 6.2 in full on the LC Release Date.

6.5	In respect of the issuance of the Letters of Credit, the Obligor shall pay the Payee an arrangement fee in U.S. Dollars (an “Arrangement Fee”) in an amount equal to two (2) per cent. of the LC Amount for value on the LC Issuance Date.

6.6	On the date of this Agreement, the Payee shall provide the Obligor with an estimate of the quarterly administrative costs and expenses for the maintenance of the Payee’s corporate existence and expenses expected to be incurred by the Payee in connection with the LC Issuance Documents (other than the LC Fee) for the first quarter following the date of this Agreement. The Obligor shall, on the LC Issuance Date, pay to the Payee the Estimated Administration Costs attributable to the first quarter. On each Quarterly Date thereafter, the Obligor shall reimburse the Payee for the administrative costs and expenses for the prior quarter that are incurred by the Payee and still outstanding and and following the LC Release Date shall promptly reimburse the Payee an amount equal to any Luxembourg taxes payable by the Payee and, in each case in the currency in which such costs, expenses and taxes have been incurred.

6.7	If the Obligor (or Guarantor, as applicable) fails to pay any amount due and payable by it in connection with or under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of two (2) per cent. per annum. Any interest accruing under this Clause 6.7 shall be immediately payable by the Obligor on demand by the Payee.

6.8	All payments due from the Obligor or the Guarantor under this Agreement shall be made free and clear of taxes unless required by law. In the event that the Obligor or the Guarantor is compelled by the laws of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to make any deduction or withholding for or on account of any taxes, the Obligor or the Guarantor (as applicable) shall notify the Payee and the relevant payment under this Agreement shall be increased to an amount which (after making any deduction or withholding for taxes) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

6.9	All payments made by the Obligor or the Guarantor under this Agreement shall be exclusive of any applicable VAT, which shall be payable upon receipt of a valid VAT invoice.

6.10	All payments pursuant to this Agreement shall be made no later than 9:30 am (London time) to the account specified by the Payee.

7.	RANKING

The payment obligations of the Obligor and the Guarantor under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

8.	INDEMNITY

8.1	The Obligor agrees to reimburse the Payee on demand for and to indemnify and hold the Payee, harmless, against and with respect to, any and all loss, liability, damage, or expense (including, without limitation, attorney’s fees and costs) that the Payee may suffer or incur in connection with the entering into of this Agreement and the LC Issuance Documents and the performance of the obligations under this Agreement and the LC Issuance Documents or otherwise in connection therewith (including, without limitation, if any obligation is or becomes unenforceable, invalid or illegal).

8.2	If any payment received by the Payee pursuant to this Agreement shall, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of the Obligor or the Guarantor, be avoided, reduced, invalidated or set aside under any laws relating to bankruptcy, insolvency, corporate reorganisation or other such similar events, such payment shall not be considered as discharging or diminishing the liability of the Guarantor (as both, principal debtor and indemnifier) and the indemnity contained in this Clause 8 and the guarantee contained in Clause 9 shall continue to apply as if such payment had at all times remained owing or outstanding by the Obligor and the Guarantor shall continue to indemnify and keep the Payee indemnified on the terms of indemnity contained in this Clause 8 and the guarantee contained in Clause 9.

9.	GUARANTEE

9.1	The Guarantor unconditionally and irrevocably:

(a)	guarantees to the Payee punctual performance by the Obligor of the Obligor’s obligations under this Agreement; and

(b)	undertakes with the Payee that whenever the Obligor does not pay any amount due under this Agreement, it shall promptly pay on demand that amount to the Payee.

9.2	The Guarantor shall indemnify and hold the Payee harmless promptly on demand against any cost, loss or liability suffered by the Payee in connection with the entering into of this Agreement and the LC Issuance Documents and the performance of the obligations under this Agreement and the LC Issuance Documents or otherwise in connection therewith (including, without limitation, if any obligation, including this guarantee, is or becomes unenforceable, invalid or illegal). The amount of such cost, loss or liability shall be equal to the amount which the Payee would otherwise have been entitled to recover.

9.3	Without affecting the obligations of the Obligor, the Guarantor will be liable to the Payee under this Clause 9, as if it were a principal debtor and not merely a surety. Accordingly, it will not be discharged, nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor hereunder.

9.4	The Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of any other provisions hereto or to any LC Issuance Document or any change in or amendment hereto or to any LC Issuance Document made in accordance with this Agreement.

9.5	The Guarantor’s obligations under this Agreement are, and will remain, in full force and effect by way of continuing security until no sum remains payable by the Obligor under this Agreement. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Payee.

9.6	The Guarantor, in respect of each Letter of Credit issued or deemed issued under the LC Issuance Agreement, unconditionally and irrevocably:

(a)	agrees that its obligations under this Agreement shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Guarantor from its obligations under this Agreement, in whole or in part, including without limitation and whether or not known to the Guarantor:

(i)	any time or waiver granted to or composition with the Payee, the LC Bank, the beneficiary of any such Letter of Credit or any other person;

(ii)	the release of the Guarantor or any other person under the terms of any composition or arrangement with any creditor;

(iii)	any taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Payee or any other person or arising under any such Letter of Credit;

(iv)	any variation or extension of or increase in liabilities under any such Letter of Credit made with the prior written consent of the Guarantor, so that references in this Agreement to the same shall include each such variation, extension and variation;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person; or

(vi)	any insolvency or similar proceedings.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Each of the Obligor and the Guarantor makes the representations and warranties set out in this Clause 10 to the Payee on the date of this Agreement:

(a)	it is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement and this Agreement constitutes a legal, valid and binding agreement of it, enforceable in accordance with its terms (save for customary exceptions relating to the rights of creditors generally and the application of insolvency laws);

(c)	no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it;

(d)	it has not breached any law or regulation which if breached has or is reasonably likely to have a Material Adverse Effect;

(e)	it and its subsidiaries are not in violation or default of: (i) any provision of its or its subsidiaries’ organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to it or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or such subsidiary or any of its properties, as applicable, except, in each case, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect;

(f)	the execution of this Agreement and the performance of the obligations hereunder do not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of it or any of its subsidiaries pursuant to: (i) its or its subsidiaries’ organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its subsidiaries or any of its or their properties;

(g)	no order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator or manager to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of it; no receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of its assets, no petition for such appointment has been presented in respect of it nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any of its assets become exercisable;

(h)	it has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due, nor is it otherwise liable to be found unable to pay its debts in accordance with applicable Bankruptcy Laws;

(i)	no creditor has taken steps to enforce any debt or other sum owed by it or any member of the Group and there exists no circumstances which would entitle a holder of such debt to take any such steps; and

(j)	it has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

11.	COVENANTS

11.1	So long as any amount payable under this Agreement remains outstanding, the Guarantor shall not create, incur, assume or permit to subsist any security upon the whole or any part of its assets to secure: (a) any Relevant Debt; or (b) any guarantees in respect of any Relevant Debt, in each case without the prior written consent of the Payee (such consent not to be unreasonably withheld or delayed).

11.2	The Obligor and the Guarantor shall notify the Payee in writing immediately upon becoming aware of the occurrence of any Early Termination Event.

11.3	The Obligor and the Guarantor shall send to the Payee at the time of their issue, and in the case of annual audited financial statements in any event (in relation to the Guarantor) within 180 days of the end of each financial year and (in relation to the Obligor) within such period as the same are required to be provided to shareholders under English law, one copy of every balance sheet and profit and loss account.

11.4	The Guarantor shall give to the Payee a report, signed by any officer of the Guarantor, or, upon the request of the Payee, a certificate of its auditors, listing its subsidiaries and those subsidiaries of the Guarantor which as at the last day of the last financial year of the Guarantor or as at the date or throughout any period specified in such request, as the case may be, were Material Subsidiaries. The Payee may rely on such certificate without further enquiry of liability.

11.5	The Guarantor shall ensure that the Obligor remains a wholly-owned subsidiary of the Guarantor.

11.6	Each of the Obligor and the Guarantor will cause all properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will make all necessary repairs, renewals, replacements, betterments and improvements thereto, which in the judgment of the Obligor or the Guarantor, as the case may be, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Clause 11.6 shall prevent the Obligor or the Guarantor from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgement of the Obligor or the Guarantor, desirable in the conduct of its business.

11.7	Each of the Obligor and the Guarantor will pay or discharge, or cause to be paid or discharged, before the same may become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property; (ii) all claims for labour, materials and supplies which, if unpaid, might by law become a lien or charge upon its property; and (iii) all stamp duty and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance, transfer, exchange or conversion of any securities; provided, however, that, in the case of sub-paragraphs (i) and (ii) above, neither the Obligor nor the Guarantor shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim if: (A) the failure to do so will not, in the aggregate, have a material adverse impact on the Obligor or the Guarantor; or (B) the amount, applicability or validity is being contested in good faith by appropriate proceedings.

11.8	Neither of the Obligor, Guarantor, Payee or any of their respective affiliates or representatives shall issue any public press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, such approval shall not be unreasonably withheld or delayed, except where, disclosure is required by applicable law or by the applicable rules of any stock exchange.

11.9	The Obligor, Guarantor and Payee agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or rules of a stock exchange and only to the extent required by such law or stock exchange rules.

12.	EARLY TERMINATION EVENTS

If any of the following events has occurred and is continuing (each an “Early Termination Event”), the Payee may give notice to the Obligor and the Guarantor notifying the Obligor and the Guarantor that the outstanding amounts due under this Agreement (together with accrued fees, costs and expenses) are immediately due and payable and declare that full payment in respect of each Letter of Credit and any outstanding Remibursement Fees shall be provided by the Obligor immediately and whereupon such amounts shall become immediately due and payable by the Obligor:

(a)	the Obligor or the Guarantor does not pay on the due date any amount payable pursuant to this Agreement, unless its failure to pay is caused by administrative or technical error only and payment is made within five (5) Business Days of its due date;

(b)	the Obligor or the Guarantor defaults in the performance and observance of or compliance with any of its other obligations under Clause 11 (Covenants) applicable to it, and such default is incapable of remedy or, if in the opinion of the Payee such default is capable of remedy, is not remedied within twenty five (25) calendar days following the date on which written notice specifying such default was delivered to the Obligor or the Guarantor by the Payee;

(c)	the Guarantor pursuant to or under the meaning of the Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors;

(v)	files a petition in bankruptcy or answer or consent seeking reorganisation or relief; or

(vi)	consents to the filing of such a petition or the appointment of or taking possession by a Custodian.

(d)	a court of competent jurisdiction enters an order or decree under U.S. Bankruptcy Law:

(i)	for relief against the Guarantor in an involuntary case or proceeding;

(ii)	appoints a Custodian in respect of the Guarantor;

(iii)	orders the winding up or liquidation of the Guarantor,

and the order or decree reamins unstayed and in effect for 60 days.

(e)	(i) an order is made by a competent court or a resolution is passed for the winding-up or dissolution of the Obligor, save for the purposes of amalgamation, merger, consolidation, reorganisation or other similar arrangement on terms previously approved in writing by the Payee; or (ii) a formal notice is given of an intention to appoint an administrator or an application is made or petition is lodged or documents are filed with the court or administrator in relation to the Obligor;

(f)	an event occurs which under applicable laws has (in the reasonable opinion of the Payee) an analogous effect to any of the events referred to in paragraphs (c) to (e) above;

(g)	the Guarantor or any Material Subsidiary: (i) fails to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate amount in excess of US$5,000,000; or (ii) indebtedness for borrowed money of the Obligor, the Guarantor or any Material Subsidiary in an aggregate amount in excess of US$5,000,000 has been accelerated or otherwise declared due and payable, or required to be prepaid or redeemed (other than by regularly scheduled required prepayment) prior to the schedule maturity thereof as a result of a default with respect to such indebtedness;

(h)	the guarantee provided by the Guarantor under this Agreement is not in full force and effect; or

(i)	it becomes unlawful for the Obligor or the Guarantor to perform or comply with any of its obligations under this Agreement.

13.	COSTS OF PARTIES

The Obligor hereby agrees to bear and pay for all of the fees, costs and expenses incurred by the Payee, the Obligor, the Guarantor and each of their respective affiliates and representatives in relation to or in connection with the transactions contemplated by this Agreement and the LC Issuance Documents.

14.	ACKNOWLEDGEMENT OF SECURITY ASSIGNMENT

Each of the Obligor and the Guarantor hereby acknowledges that pursuant to the Security Assignment, the Payee has assigned by way of security in favour of the Noteholders of its rights, title and interests, present and future, in, under and to this Agreement and each of the Obligor and the Guarantor confirms its consent to such assignment by way of security.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall, unless otherwise expressly provided in this Agreement, have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.	LIMITED RECOURSE

16.1	The only assets of the Payee available to meet any claims of the Obligor against the Payee under or in respect of this Agreement will be the Payee’s assets. Any claim remaining unsatisfied after the realisation of the Payee’s assets shall be extinguished and thereafter it shall have no further claim against the Payee.

16.2	This Agreement is a corporate obligation of each of the respective parties to it. No party to this Agreement shall have any recourse in respect of any obligation, covenant or agreement of any other party, expressed or implied, under this Agreement against any direct or indirect shareholder or other economic beneficial owener or any officer, agent, employee or director of any other party or any such shareholder or ecenomic beneficial owner in their capacity as such and each of the parties agrees that no personal liability shall attach to or be incurred by any such persons of them in respect of, or of any breach of, any such obligation, covenant or agreement.

16.3	The provisions of this clause 16 shall survive the termination of this Agreement.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by English law.

18.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

18.3	The parties to this Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

18.4	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor irrevocably appoints the Obligor and the Payee irrevocably appoints Orangefield Services (UK) Limited of Berkley Square House 1st Floor, Berkley Square, London, W1J6BD, in each case as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and (ii) agrees that failure by any process agent to notify it of the process will not invalidate the proceedings concerned.

{Remainder of this Page Intentionally Left Blank}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

ENDEAVOUR ENERGY UK LIMITED
as the Obligor

By: /s/ Catherine Stubbs—

Name: Catherine Stubbs

Title: Director

YELLOW ROCK S.À R.L.
as the Payee

By: Otto Bruwmeister
Name: Otto Bruwmeister
Title: Authorized Signatory

ENDEAVOUR INTERNATIONAL CORPORATION

as the Guarantor

By: J. Michael Kirksey—
Name: J. Michael Kirksey
Title: EVP & CFO

SCHEDULE 1

CONDITIONS PRECEDENT

1.	CORPORATE DOCUMENTS

The following documents shall be delivered to the Payee:
1.1	Board resolutions of each of the Obligor and the Guarantor:
	1.1.1	approving the terms of, and the transactions contemplated by this Agreement;

1.1.2	authorising a specified person or persons to execute each such document on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.

1.2	A specimen signature of each person authorised by such board resolution referred to above.

1.3	A copy of the constitutional documents of each of the Obligor and the Guarantor.

1.4	A certificate of an authorised signatory of each of the Obligor and the Guarantor certifying on behalf of the relevant company that:

1.4.1	each copy document referred to in paragraphs 1.1, 1.2 and 1.3 for that company above is correct, complete and in full force and effect at a date no earlier than the date of this Agreement;

1.4.2	no Early Termination Event has occurred or is continuing; and

1.4.3	the representations and warranties contained in Clause 10 (Representations and warranties) are true in all material respects.

1.5	A certificate of good standing under the laws of the State of Nevada in respect of the Guarantor.

2.	TRANSACTION DOCUMENTS

Copies of the following documents duly executed by all parties thereto and in full force and effect shall be delivered to the Payee:

2.1	this Agreement; and

2.2	each LC Issuance Document.

3.	LEGAL OPINIONS

The following documents shall be delivered to the Payee:

3.1	Legal opinion of Woodburn & Wedge, Nevada legal counsel to the Guarantor, as to the capacity and due authorisation of the Guarantor to enter into this Agreement.

3.2	Legal opinion of Vinson & Elkins RLLP, English counsel to the Obligor, as to the capacity and due authorisation of the Obligor to enter into this Agreement and the enforceability of this Agreement under English law.

3.3	Legal opinion of Vinson & Elkins RLLP as to the enforceability of the Security Assignment and the Subscription Agreement under English law.

3.4	A “no conflicts” legal opinion of Vinson & Elkins LLP, counsel to the Guarantor and Obligor.

SCHEDULE 2

FORM OF EACH LETTER OF CREDIT
PART A – FORM OF LETTER OF CREDIT 1

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we Nordea Bank Finland Plc (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Oslo, Norway.

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means 22 May 2013.

“Total L/C Amount” means £2,100,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. (Oslo time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. (Oslo time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

Postboks 166 Sentrum, 0107 Oslo or Middelthungt. 17, 0368 Oslo

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

Nordea Bank Finland Plc

PART B – FORM OF LETTER OF CREDIT 2

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we Nordea Bank Finland Plc (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Oslo, Norway.

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means 22 May 2013.

“Total L/C Amount” means £6,600,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. (Oslo time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. (Oslo time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

Postboks 166 Sentrum, 0107 Oslo or Middelthungt. 17, 0368 Oslo

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

Nordea Bank Finland Plc

PART C – LETTER OF CREDIT 3

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we Nordea Bank Finland Plc (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Oslo, Norway.

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means 22 May 2013.

“Total L/C Amount” means £11,900,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. (Oslo time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. (Oslo time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

Postboks 166 Sentrum, 0107 Oslo or Middelthungt. 17, 0368 Oslo

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

Nordea Bank Finland Plc